Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2022, with respect to the consolidated financial statements of Blade Therapeutics, Inc. included in the proxy statement/prospectus of Biotech Acquisition Company that is made a part of Amendment No. 4 to the Registration Statement (Form S-4 No. 333-263577) and Prospectus of Biotech Acquisition Company for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

May 6, 2022